UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 6, 2004

ERICO International Corporation

Exact Name of Registrant as Specified in Charter)

Ohio	333-115267	34-0201460

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30575 Bainbridge Road Suite 300 Solon, Ohio	44139

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (440) 349-2630

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

Item 7.01. Regulation FD Disclosure

The following information is furnished pursuant to Item 2.02, “Results of Operations and Financial Condition” and Item 7.01, “Regulation FD Disclosure.”

ERICO International Corporation will be presenting at the Deutsche Bank Global High Yield Conference in Scottsdale, Arizona on Wednesday, October 6th, 2004. Management will release the Company’s estimated third quarter 2004 sales. Net sales for the third quarter of 2004 are estimated to be approximately $92 million, up from third quarter 2003 sales of $82.3 million. Management expects that sales activity in the fourth quarter of 2004 will remain strong, and does not anticipate any significant changes in raw material costs, pricing or the underlying markets for its products for the remainder of the year.

The Company manufactures precision-engineered specialty metal products serving global niche product markets in a diverse range of electrical, commercial and industrial construction, utility and rail applications. The Company is headquartered in Solon, Ohio, USA, with a network of sales locations serving more than 25 countries and with manufacturing and distribution facilities worldwide. For more information, visit http://www.erico.com.

Caution Concerning Forward-Looking Statements:
This form contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. In some cases, you can identify forward-looking statements by terminology such as “will,” “estimates,” “expects” and “anticipates” or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning plans and goals, and are based on current expectations. Actual results may differ materially from those projected in the forward-looking statements based upon the completion of our normal quarterly accounting procedures, review by our independent accountants and changes in global, political, business and regulatory factors, including acts of war or terrorism. The Company is also subject to risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. In particular, see “Risk Factors” in the Company’s prospectus filed with the SEC on July 16, 2004 and available at www.sec.gov.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ERICO International Corporation

By:	/s/ Peter B. Korte

Name: Peter B. Korte Title: General Counsel and Secretary

Date: October 6, 2004

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